UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEULION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	98-0469479
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1600 Old Country Road
Plainview, NY  11803
(Address of Principal Executive Offices) (Zip Code)

FOURTH AMENDED AND RESTATED STOCK OPTION PLAN
AMENDED AND RESTATED DIRECTORS’ COMPENSATION PLAN
NEULION, INC. AMENDED AND RESTATED 2012 OMNIBUS SECURITIES AND INCENTIVE PLAN
(Full title of the plans)

Frank Lee, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

(with a copy to:)
Roy E. Reichbach, Chief Executive Officer
NeuLion, Inc.
1600 Old Country Road
Plainview, NY 11803
(516) 622-8300
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	34,669,050(2)	$.61	$21,148,120.50	$2,130
Common Stock, par value $.01 per share	15,990,542(3)	$1.06	$16,949,974	$1,707
			Total	$3,837

(1)
Does not include shares previously issued as awards or upon the exercise of previously granted and exercised options under the plans. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement registers an indeterminate number of additional shares of common stock that may be issuable as a result of a stock split, stock dividend, or similar transaction involving the registrant’s common stock.

(2)
Represents shares issuable upon exercise of currently outstanding options or the vesting of awards previously granted under the plans. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, is the weighted average exercise price of such outstanding options.

(3)
Represents shares issuable upon exercise of options available for grant or pursuant to awards under the plans.  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on the Toronto Stock Exchange on June 3, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a)	Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (File no. 000-53620);

b)	Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015, September 30, 2015 and March 31, 2016 (File no. 000-53620);

c)	Company’s Current Reports on Form 8-K filed March 8, 2016, March 11, 2016, March 24, 2016, May 18, 2016 and June 6, 2016 (File no. 000-53620);

d)	Company’s Proxy Statement for its 2016 Annual Stockholders Meeting, filed April 29, 2016 (File no. 000-53620);

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than documents or portions of documents deemed to be furnished pursuant to such act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company is authorized to issue 500,000,000 shares of Common Stock.  The rights, privileges and conditions attaching to the Common Stock as a class are as follows:

(1)  The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the common stockholders of the Company and shall be entitled to one vote for each share of Common Stock held.

(2)  Subject to prior rights and preferences, if any, applicable to shares of Company’s preferred stock and any other class of stock or series thereof, and subject to the right of participation, if any, of holders of preferred stock and any other class of stock or series thereof in any dividends, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as maybe declared thereon by the board of directors at any time and from time to time out of any funds of Company legally available therefor.

(3)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock and any other class of stock or series thereof, and subject to the right of participation, if any, of the holders of preferred stock and any other class of stock or series thereof in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of Company, as such terms are used herein, shall not be deemed to be occasioned by or to include any consolidation or merger of Company with or into any other company or a sale, lease, exchange or conveyance of all or a part of the assets of Company.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company’s directors and officers are indemnified as provided by its certificate of incorporation, bylaws and the Delaware General Corporation Law. The Company’s bylaws and certificate of incorporation provide that it shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, and such right shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal or legal representative; provided, however, that except for proceedings to enforce rights to indemnification, the Company shall not be obliged to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

The Company’s will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. For the purposes of this section (i) “Expenses” means all reasonable fees, costs and expenses, including without limitation attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating any Action, including any Action to obtain indemnification or payment or reimbursement of Expenses; and (ii) “Action” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or otherwise, in respect of any past, present or future matter, including, without limitation, any inquiry or investigation that could lead to such an action, suit or proceeding.

The Company’s will also  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against Expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify against such liability under the provisions of its bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The exhibits listed on the Exhibit Index are filed with this registration statement.

Item 9. Undertakings

(a)   The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on June 6, 2016.

NEULION, INC.

By:	/s/ Roy E. Reichbach
Name: Roy E. Reichbach
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles B. Wang, Nancy Li and Roy E. Reichbach as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Roy E. Reichbach	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2016
Roy E. Reichbach

/s/ Nancy Li	Executive Chair and Director	June 6, 2016
Nancy Li

/s/ Trevor Renfield	Chief Financial Officer (Principal Financial Officer)	June 6, 2016
Trevor Renfield

/s/ Tim Alavathil	Chief Accounting Officer (Principal Accounting Officer)	June 6, 2016
Tim Alavathil

/s/ Charles B. Wang	Director	June 6, 2016
Charles B. Wang

/s/ Gabriel A. Battista	Director	June 6, 2016
Gabriel A. Battista

/s/ Robert E. Bostrom	Director	June 6, 2016
Robert E. Bostrom

/s/ John A. Coelho	Director	June 6, 2016
John A. Coelho

/s/ James R. Hale	Director	June 6, 2016
James R. Hale

	Director	June 6, 2016
Shirley Strum Kenny

/s/ David Kronfeld	Director	June 6, 2016
David Kronfeld

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Loeb & Loeb LLP

23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

23.2	Consent of EisnerAmper LLP

24.1	Power of Attorney (included on signature page)